                                                                   EXHIBIT 21.01





                    STATEMENT REGARDING COMPUTATION OF RATIOS



                                                                  YEAR ENDED MARCH 31,
                                                       ----------------------------------------------
                                                           2002             2001             2000
                                                       ------------     ------------     ------------
Fixed charges:
  Interest expense, including amortization
     of debt expense                                   $  9,169,000     $       --       $     22,000
  Assumed interest element in rent                        3,750,000        3,450,000        2,400,000
  Total fixed charges                                    12,919,000        3,450,000        2,422,000

Earnings:
  Income before income taxes                             45,498,000      140,780,000      257,291,000
  Fixed charges per above                                12,919,000        3,450,000        2,422,000
  Total earnings                                       $ 58,417,000     $144,230,000     $259,173,000
Ratio of earnings to fixed charges                            4.52x           41.81x          107.23x
Deficiency of earnings available to cover
   fixed charges                                                 --               --               --